As filed with the Securities and Exchange Commission on June 24, 2019

Registration No. 333-231891

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

To

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The RealReal, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	45-1234222 (I.R.S. Employer Identification Number)

55 Francisco Street

Suite 600

San Francisco, CA 94133

(855) 435-5893

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Julie Wainwright

Chief Executive Officer

55 Francisco Street

Suite 600

San Francisco, CA 94133

(855) 435-5893

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Hank V. Barry Martin A. Wellington Helen Theung Sidley Austin LLP 1001 Page Mill Road Building 1 Palo Alto, CA 94304 (650) 565-7000	Dana DuFrane General Counsel The RealReal, Inc. 55 Francisco Street Suite 600 San Francisco, CA 94133 (855) 435-5893	Steven E. Bochner Robert G. Day Michael Nordtvedt Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 (this “Amendment”) to the Registration Statement on Form S-1 (File No. 333-231891) (the “Registration Statement”) of The RealReal, Inc. is being filed solely for the purpose of (i) revising the description of Exhibit 3.1, as indicated in Item 16 of Part II of the Registration Statement, (ii) filing Exhibit 3.5, as indicated in Item 16 of Part II of the Registration Statement, and (iii) updating the amount of certain offering expenses, as indicated in Item 13 of Part II of the Registration Statement. This Amendment does not modify any provision of the prospectus that forms a part of the Registration Statement or Items 14, 15 or 17 of Part II of the Registration Statement. Accordingly, the preliminary prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the FINRA filing fee and the exchange listing fee:

Amount to be Paid
Securities and Exchange Commission registration fee	$39,724
FINRA filing fee	49,662
Nasdaq listing fee	295,000
Printing and engraving expenses	400,000
Legal fees and expenses	1,600,000
Accounting fees and expenses	2,000,000
Transfer agent and registrar fees	25,000
Miscellaneous	890,614

Total	$5,300,000

Item 14. Indemnification of Directors and Officers

The RealReal, Inc. is incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchase or redemptions or (4) for any transaction from which the director derived an improper personal benefit.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

We expect that the certificate of incorporation adopted by us prior to the completion of this offering will provide that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases or other distributions pursuant to Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our charter will provide that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

We also expect our charter will further provide that any amendment, repeal or modification of such article unless otherwise required by law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or amendment of a director serving at the time of such repeal or modification.

We expect that our certificate of incorporation adopted by us prior to the completion of this offering, will provide that we shall indemnify each of our directors and executive officers, and shall have power to indemnify our other officers, employees and agents, to the fullest extent permitted by the DGCL as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the DGCL permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director’s, officer’s or employee’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. We expect the certificate of incorporation will further provide for the advancement of expenses to each of our directors and, in the discretion of the board of directors, to certain officers and employees, in advance of the final disposition of such action, suit or proceeding only upon receipt of an undertaking by such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses.

In addition, we expect the certificate of incorporation will provide that the right of each of our directors and officers to indemnification and advancement of expenses shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the charter or bylaws, agreement, vote of stockholders or otherwise. Furthermore, our certificate of incorporation will authorize us to provide insurance for our directors, officers, employees and agents against any liability, whether or not we would have the power to indemnify such person against such liability under the DGCL or the bylaws.

We have entered into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and our certificate of incorporation.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we will enter into in connection with the sale of the common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

Since December 31, 2015, we have issued the following unregistered securities:

Preferred Stock Issuances

In April 2016, we sold an aggregate of 13,586,946 shares of our Series E preferred stock to 23 accredited investors at a purchase price of $2.944 per share, for an aggregate purchase price of $40.0 million.

In May 2017, we sold an aggregate of 12,956,724 shares of our Series F preferred stock to two accredited investors at a purchase price of $3.859 per share, for an aggregate purchase price of $50.0 million.

In June 2018, we issued an aggregate of 3,065,259 shares of Series G preferred stock to 15 accredited investors, upon conversion of convertible notes at a purchase price of $4.7565 for an aggregate purchase price of $14.6 million. In June and July 2018, we sold an aggregate of 18,921,474 shares of Series G preferred stock to six accredited investors at a purchase price of $5.2850 for an aggregate purchase price of $100.0 million.

In March 2019, we sold an aggregate of 10,182,111 shares of our Series H preferred stock to 15 accredited investors at a purchase price of $6.8748 per share, for an aggregate purchase price of $70.0 million.

The preferred stock issuances described above were exempt from registration under the Securities Act (or Regulation D promulgated thereunder) by virtue of Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Warrant Issuances

In September 2016, we issued a warrant to purchase 25,597 shares of our Series E preferred stock to Pacific Western Bank in connection with an increase to the outstanding principal under the existing loan and security agreement, as amended, with Square 1 Bank, a division of Pacific Western Bank, at an exercise price of $2.93 per share. The warrant has not been exercised.

In August 2017, we issued a warrant to purchase 22,916 shares of our common stock to an accredited investor in connection with an executive search consulting agreement at an exercise price of $2.68 per share. The warrant has been exercised in full.

Option and RSU Issuances

From December 31, 2015 through the filing date of this registration statement, we granted to our directors, officers, employees, consultants and other service providers options to purchase an aggregate of 8,478,509 shares of our common stock under our equity compensation plans at exercise prices ranging from approximately $2.56 to $19.00 per share.

The option and RSU issuances described above were exempt from registration under the Securities Act under either (1) Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701 or (2) Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of such securities were the registrant’s employees, consultants or directors and received the securities under the registrant’s equity compensation plans. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)	Financial Statement Schedules

Schedules not listed have been omitted because the information required to be set forth therein is not applicable, not material or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the “Act”), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description

1.1^	Form of Underwriting Agreement.

3.1^	Amended and Restated Certificate of Incorporation of The RealReal, Inc., as currently in effect.

3.2^	Form of Amended and Restated Certificate of Incorporation of The RealReal, Inc., to be in effect on the completion of the offering (as revised).

3.3^	Amended and Restated Bylaws of The RealReal, Inc., as currently in effect.

3.4^	Form of Amended and Restated Bylaws of The RealReal, Inc., to be in effect on the completion of the offering.

3.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of The RealReal, Inc., as currently in effect.

4.1^	Form of Common Stock Certificate.

4.2^	Form of Warrant to Purchase Common Stock.

4.3^	Form of Warrant to Purchase Series B Preferred Stock.

4.4^	Form of Warrant to Purchase Series C Preferred Stock.

4.5^	Form of Warrant to Purchase Series D Preferred Stock.

4.6^	Form of Warrant to Purchase Series E Preferred Stock.

4.7^	Seventh Amended and Restated Investor Rights Agreement, dated March 22, 2019 among The RealReal, Inc. and certain holders of its capital stock.

5.1^	Opinion of Sidley Austin LLP.

10.1+^	The RealReal, Inc. 2011 Equity Incentive Plan and related form agreements.

10.2+^	Form of Indemnification Agreement entered into by and between The RealReal, Inc. and its directors and executive officers.

10.3#^	Loan and Security Agreement dated as of September 19, 2013 by and between The RealReal, Inc. and Square 1 Bank.

10.4#^	First Amendment to Loan and Security Agreement dated as of March 13, 2014 by and between The RealReal, Inc. and Square 1 Bank.

10.5#^	Second Amendment to Loan and Security Agreement dated as of August 5, 2014 by and between The RealReal, Inc. and Square 1 Bank.

10.6#^	Third Amendment to Loan and Security Agreement dated as of September 25, 2014 by and between The RealReal, Inc. and Square 1 Bank.

10.7#^	Fourth Amendment to Loan and Security Agreement dated as of December 28, 2015 by and between The RealReal, Inc. and Pacific Western Bank.

10.8#^	Fifth Amendment to Loan and Security Agreement dated as of July 18, 2016 by and between The RealReal, Inc. and Pacific Western Bank.

10.9#^	Sixth Amendment to Loan and Security Agreement dated as of September 16, 2016 by and between The RealReal, Inc. and Pacific Western Bank.

10.10#^	Seventh Amendment to Loan and Security Agreement dated as of March 28, 2017 by and between The RealReal, Inc. and Pacific Western Bank.

10.11#^	Eighth Amendment to Loan and Security Agreement dated as of July 27, 2017 by and between The RealReal, Inc. and Pacific Western Bank.

Exhibit Number	Description

10.12#^	Ninth Amendment to Loan and Security Agreement dated as of March 5, 2018 by and between The RealReal, Inc. and Pacific Western Bank.

10.13#^	Tenth Amendment to Loan and Security Agreement dated as of July 25, 2018 by and between The RealReal, Inc. and Pacific Western Bank.

10.14^	Eleventh Amendment to Loan and Security Agreement dated as of August 9, 2018 by and between The RealReal, Inc. and Pacific Western Bank.

10.15#^	Twelfth Amendment to Loan and Security Agreement dated as of December 19, 2018 by and between The RealReal, Inc. and Pacific Western Bank.

10.16#^	Lease Agreement dated as of March 18, 2014 by and between The RealReal, Inc. and 35 Enterprise Avenue, L.L.C.

10.17#^	Lease Modification Agreement dated as of March 8, 2018 by and between The RealReal, Inc. and 35 Enterprise Avenue, L.L.C.

10.18#^	Lease Agreement dated as of March 14, 2016 by and between The RealReal, Inc. and M&L Associates.

10.19#^	Lease Agreement dated as of June 5, 2018 by and between The RealReal, Inc. and Hartz Enterprise LLC.

10.20#^	Lease Agreement dated as of September 14, 2018 by and between The RealReal, Inc. and Prologis Perth Amboy Associates, LLC.

10.21+^	The RealReal, Inc. 2019 Equity Incentive Plan.

10.22+^	The RealReal, Inc. 2019 Employee Stock Purchase Plan.

23.1^	Consent of KPMG LLP, independent registered public accounting firm.

23.2^	Consent of Sidley Austin LLP (included in Exhibit 5.1).

24.1^	Power of Attorney (included on the signature page to this Registration Statement).

^	Previously filed.
+	Indicates management contract or compensatory plan.
#	Portions of the exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on the 24th day of June, 2019.

The RealReal, Inc.

By:	/s/ Julie Wainwright
Julie Wainwright
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Julie Wainwright	Chairperson and Chief Executive Officer	June 24, 2019
Julie Wainwright	(Principal Executive Officer)

/s/ Matt Gustke	Chief Financial Officer	June 24, 2019
Matt Gustke	(Principal Financial Officer)

/s/ Steve Lo Steve Lo	Vice President, Corporate Controller (Principal Accounting Officer)	June 24, 2019

*	Director	June 24, 2019
Chip Baird

*	Director	June 24, 2019
Maha Ibrahim

*	Director	June 24, 2019
Rob Krolik

*	Director	June 24, 2019
Michael Kumin

*	Director	June 24, 2019
Stefan Larsson

*	Director	June 24, 2019
Niki Leondakis

*	Director	June 24, 2019
James Miller

*By:	/s/ Julie Wainwright
Julie Wainwright
Attorney-in-Fact